Exhibit 23.4

July 11, 2007

Merrion Pharmaceuticals Limited

Biotechnology Building

Trinity College Dublin

Dublin 2, Ireland

Re:	Registration Statement On Form F-1

Ladies and Gentlemen:

We have examined the Amendment No. 2 to the Registration Statement on Form F-1 to be filed by you with the Securities and Exchange Commission (“SEC”) on July 11, 2007 (as such may be further amended or supplemented, the “Registration Statement”), in connection with the registration of ordinary shares and American Depositary Shares under the Securities Act of 1933, as amended.

We consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, PLLC
Womble Carlyle Sandridge & Rice, PLLC